Exhibit 99.1

AlphaPoint Technology Announces Appointment of Moishe Gubin, CPA, to Company’s Board of Directors

SARASOTA, Fla., September 12, 2018--(BUSINESS WIRE)--AlphaPoint Technology, (OTCQB: APPO) a technology and enterprise blockchain software application development company, is pleased to announce today the appointment of Moishe Gubin, CPA, as a new member of the Company’s Board of Directors. Mr. Gubin is currently Chairman for OptimumBank Holdings, Inc., (NASDAQ: OPHC), Chief Executive Officer of Strawberry Fields REIT LLC., and Chief Executive Officer at United Rx LLC. Mr. Gubin received his accounting degree from Touro College and is a licensed CPA in the State of New York. Mr. Gubin will begin his tenure immediately.

The Board of Directors will continue to assist in implementing the Company’s strategic plans and identifying means to capitalize on future growth opportunities. Among other matters, the Board will provide counsel concerning the Company’s Blockchain development initiatives. In addition, the Board will be tasked with helping develop a comprehensive partnership and M&A program with innovative enterprise application blockchain focused companies that are interested in partnering with a public company.

“Moishe is an inspirational leader and we are delighted to welcome Moishe with his financial and business expertise to AlphaPoint, at a time when industry trends such as enterprise blockchain development, as well as the convergence of enterprise applications and the blockchain, are driving tremendous growth opportunities. He will be an outstanding addition to our Board,” said Gary Macleod, AlphaPoint’s President, and CEO.

“I am excited to join AlphaPoint Technology in the capacity of a Board Member and investor. Based on my experience in the financial and business markets, I think that AlphaPoint is uniquely positioned on the important areas where Blockchain can be most valuable. Combined with their strong management team, AlphaPoint will be a leader in the sector, and I look forward to contributing to their growth,” commented Moishe Gubin.

AlphaPoint Technology is developing a blockchain-based Software Asset Management (SAM) license reconciliation and audit solution on the Oracle Cloud Infrastructure platform, that establishes a validated trust relationship with software vendors and their customers that will help mitigate and eliminate the need for aggressive and litigious hard audits, significantly reducing or eliminating the cost of license audits, compliance, legal, double spending, and true-ups.

About AlphaPoint Technology

AlphaPoint Technology (OTC: APPO) is a publicly-traded enterprise software company. We are committed to Blockchain deployments for enterprise markets and serving the enterprise market to produce value by helping to make compelling software products to solve business problems. To learn more, visit http://appo.tech/, or, join https://www.linkedin.com.

Contacts

AlphaPoint Technology

Gary Macleod, CEO, 941-907-8822